Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
KVH Industries, Inc.:

We consent to the use of our report dated March 17, 2014 of KVH Industries, Inc. and subsidiaries as of December 31, 2013, with respect to the consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for the year ended December 31, 2013, incorporated by reference herein.

/s/ KPMG LLP
Providence, Rhode Island
August 5, 2016